                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information.

Name:             NATIONWIDE INVESTING FOUNDATION III

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  THREE NATIONWIDE PLAZA
                  COLUMBUS, OHIO 43215

Telephone Number (including Area Code):              (614)249-7111

Name and Address of Agent for Service of Process:

                                DAVID E. SIMAITIS
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES |X| NO |_|

         Pursuant to the requirements of the Investment Company Act of 1940, the trustee and chairman of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Columbus and State of Ohio on the 18th day of November, 1997.


                        NATIONWIDE INVESTING FOUNDATION III
                          (NAME OF REGISTRANT)

                             By: /s/ James F. Laird, Jr.
                                 ----------------------------------------------
                                 JAMES F. LAIRD, JR., ATTORNEY IN FACT

                             By: /s/ David E. Simaitis
                                 ----------------------------------------------
                                 DAVID E. SIMAITIS, SECRETARY